Exhibits 5.1 and 23.1

July 29, 2022

CarbonMeta Technologies, Inc.

13110 NE 177th Place, Suite 145

Woodinville, WA 98072

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

I am counsel for CarbonMeta Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of up to 2,781,937,537 shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Company by the selling shareholders listed in Exhibit A, attached hereto (collectively, the “Selling Shareholders”) under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1 (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about July 28, 2022.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Delaware;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 893,932,537 shares that are currently issued and outstanding and being offered by the Selling Shareholders are legally, issued, fully paid and non-assessable; and 1,361,130,000 shares of common stock issuable upon conversion of the subject convertible notes and 526,875,000 shares of common stock issuable upon exercise of the subject warrants will be legally issued, fully paid and non-assessable when offered by the Selling Shareholders under the Registration Statement, pursuant to the laws of the State of Delaware and the laws of the United States of America.

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I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Law Offices of Gary L. Blum

/s/ Gary L. Blum, Esq.
Gary L. Blum, Esq.

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Exhibit A

Name	Shares

Lloyd Spencer	1,061,571,428
Tangiers Investment Group, LLC	527,500,000
MacRab, LLC	317,032,775
EcoMena Limited	160,000,000
Salvum Corporation	83,333,334
Mark Duiker	30,000,000
Mohamed Khalil	30,000,000
Bill Elder	20,000,000
BHP Capital NY Inc.	212,500,000
Quick Capital, LLC	212,500,000
Robert Papiri Defined Benefit Plan	85,000,000
Robert Papiri Defined Contribution Plan	21,250,000
RGP Capital Partners, Inc.	21,250,000

Total	2,781,937,537 common shares

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